Exhibit 99.1

September 2, 2014

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1478
AGreer@BBandT.com	TGjesdal@BBandT.com	Cynthia.Williams@BBandT.com

BB&T to host Investor Day

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) will host an Investor Day for investors and analysts on Thursday, Sept. 11, 2014, in New York City. Presentations about BB&T’s financial performance and corporate strategies will be made by Chairman and CEO Kelly S. King and BB&T’s management team from 9 a.m. to approximately 3:30 p.m. ET. A live audio webcast of the event will be available through BBT.com.

To access the webcast of the conference and presentation slides, go to BBT.com and click on “About.” In the “Investor Relations” section click on “webcasts.” A replay of the webcast will be available to the public approximately six hours after the live event and will remain on the site for 60 days.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with $188 billion in assets and market capitalization of $28.4 billion, as of June 30, 2014. Based in Winston-Salem, N.C., the company operates 1,844 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T has been recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at BBT.com.

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